NL INDUSTRIES, INC. ANNOUNCES CASH QUARTERLY DIVIDEND AND
ANNOUNCES RESULTS OF ANNUAL SHAREHOLDER MEETING

DALLAS, TEXAS – May 25, 2007 – NL Industries, Inc. (NYSE:  NL) announced today that its board of directors has declared a regular quarterly dividend of twelve and one-half cents per share on its common stock to be paid in cash.  The dividend is payable on June 27, 2007 to shareholders of record at the close of business on June 15, 2007.

NL also announced that its shareholders had re-elected each of its six directors for terms of one year at the annual shareholder meeting held today.  NL’s directors are:  Cecil H. Moore, Jr., Glenn R. Simmons, Harold C. Simmons, Thomas P. Stafford, Steven L. Watson and Terry N. Worrell.

NL Industries, Inc. is engaged in the component products (precision ball bearing slides, security products and ergonomic computer support systems), titanium dioxide pigments and other businesses.

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